Exhibit 99.1

Civista Bancshares Completes Leadership Transition;

Chuck Parcher Assumes Role as President and CEO

Dennis Shaffer retires following more than 40 years in banking and will continue serving as Chairman of the Board

SANDUSKY, Ohio, August 31, 2026 — Civista Bancshares, Inc. (NASDAQ: CIVB) ("Civista") today announced the completion of its previously announced leadership transition. Charles A. "Chuck" Parcher has assumed the role of President and Chief Executive Officer of Civista Bancshares, Inc. and Civista Bank, effective today.

Parcher succeeds Dennis G. Shaffer, who has retired as President and Chief Executive Officer of Civista Bancshares and Chief Executive Officer of Civista Bank following more than 40 years in the banking industry. Shaffer will remain Chairman of the Board and continue serving on Civista's Board of Directors.

"This transition is the result of careful planning and a strong partnership with Chuck and our leadership team," said Shaffer. "Chuck knows this company, understands our markets and shares Civista's commitment to serving our customers and communities. I am proud of what our team has accomplished and confident in Chuck's leadership."

Civista began its formal succession process in January 2025, when Parcher was named President of Civista Bank and Executive Vice President of Civista Bancshares. Since then, he has worked closely with Shaffer and assumed increasing responsibility for Civista's strategic direction and day-to-day operations.

"I am honored to lead Civista and grateful for the trust our Board and team have placed in me," said Parcher. "Dennis has built a strong foundation and has been a valued mentor and partner. We will continue to focus on sound performance, thoughtful growth, and the relationships that have shaped Civista for more than 140 years."

Parcher joined Civista in 2016 and has more than 38 years of banking experience. Before joining Civista, he held leadership positions with FirstMerit, Sky Bank and Huntington Bank, with responsibility for commercial banking operations across Northwest Ohio, Southeast Michigan and Western Indiana.

He earned his Master of Business Administration from the University of Toledo and his bachelor's degree in finance and economics from Miami University. Parcher has also served in leadership roles with several community organizations, including the YMCA of Greater Toledo, ProMedica Toledo Metropolitan Hospitals, Firelands Regional Medical Center, and the Toledo Regional Chamber of Commerce.

During Shaffer's tenure, Civista strengthened its financial performance and capital position while continuing to grow and maintain its independence. His leadership emphasized accountability, empathy and a commitment to the customers, employees and communities Civista serves.

"Serving Civista has been one of the great privileges of my career," Shaffer said. "I am grateful to our employees, customers, shareholders and communities for the trust they have placed in us. I look forward to continuing to support Civista and Chuck in my role as Chairman."

About Civista Bancshares

Civista Bancshares, Inc., is a $4.3 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division. Civista Bancshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

For additional information, contact:

Chuck Parcher

President and CEO

Civista Bancshares, Inc.

888-645-4121